Exhibit 16
POWER OF ATTORNEY
The undersigned officer or Board member of BNY Mellon ETF Trust II (the "Trust") hereby constitutes and appoints Deirdre Cunnane, Sarah S. Kelleher, Lisa M. King, Jeff S. Prusnofsky, Amanda C. Quinn, Peter M. Sullivan and James Windels, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing), to sign the Trust's Registration Statement on Form N-14 (and any and all amendments, including post-effective amendments, thereto) relating to the transactions listed below, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

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Reorganization of BNY Mellon International Fund, a series of BNY Mellon Funds Trust, into BNY Mellon Active International Equity ETF, a newly created series of the Trust.
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Reorganization of BNY Mellon Small Cap Multi-Strategy Fund, a series of BNY Mellon Funds Trust, into BNY Mellon Small Cap ETF, a newly created series of the Trust.

Except as otherwise specifically provided herein, this Power of Attorney shall not in any manner revoke in whole or in part any power of attorney that the persons whose signatures appear below previously executed.  This Power of Attorney shall not be revoked by any subsequent power of attorney that the persons whose signatures appear below may execute, unless such subsequent power specifically provides that it revokes this Power of Attorney by referring to the date of execution of this document or specifically states that the instrument is intended to revoke all prior powers of attorney.  This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Signatures	Title	Date

/s/ David DiPetrillo
David DiPetrillo	President (Principal Executive Officer)	July 28, 2026

/s/ James Windels
James Windels	Treasurer (Principal Financial and	July 28, 2026
Accounting Officer)

/s/ J. Charles Cardona
J. Charles Cardona	Chairman of the Board	July 28, 2026

/s/ Kristen M. Dickey
Kristen M. Dickey	Board Member	July 28, 2026

/s/ F. Jack Liebau, Jr.
F. Jack Liebau, Jr.	Board Member	July 28, 2026

/s/ Jill I. Mavro
Jill I. Mavro	Board Member	July 28, 2026

/s/ Kevin W. Quinn
Kevin W. Quinn	Board Member	July 28, 2026

/s/ Stacy L. Schaus
Stacy L. Schaus	Board Member	July 28, 2026